                                             Owosso Corporation
                                             The Triad Building
                                             2200 Renaissance Blvd., Suite 150
                                             King of Prussia, PA 19406
                                             (Nasdaq: OWOS)



At the Company           At the Financial Relations Board
--------------           --------------------------------
John Wert, Jr.           Laurie Berman     Bill Schmidle         Martin Gitlin
SVP - Finance & CFO      (General Info.)   (Analyst Info.)       (Media Info.)
610-275-4500             212-661-8030      312-266-7800          212-661-8030


               OWOSSO CORPORATION ANNOUNCES YEAR END EXPECTATIONS


November 13, 1996 -- King of Prussia, PA -- Owosso Corporation (Nasdaq: OWOS) announced today that it expects the Company's results for its fiscal year ended October 27, 1996 to be at or near a break-even level. Owosso commented that certain charges, including year-end inventory valuation adjustments, the results of its inventory reduction program at its heat transfer coil business, a substantially higher effective tax rate and other year-end adjustments, will cause the Company to report a loss in the fourth quarter that will bring full year results to that level. None of the adjustments made are anticipated to affect fiscal 1997 results.

         George B. Lemmon, Jr., president and chief executive officer, commented, "We made a conscious decision to aggressively reduce our slow-moving inventory and inventory that needed rework at Snowmax in order to improve production efficiency and allow local management to concentrate on new business development and improving profitability. At the same time, the write-off of certain past-due accounts and recognition of a local tax liability accrual led to further adjustments. Our year-end inventory valuation was also reduced at some of our companies to reflect reduced material costs and lower overhead rates, and the value of the inventory at our Sooner Trailer subsidiary was reduced due to a change in valuation method in connection with converting Sooner to Owosso's inventory costing and control system. Although we have not yet finished compiling all of the numbers in connection with our year-end audit, without these effects, we expect that we would have shown a profit in the fourth quarter similar to that shown during the second or third quarter.

         "Despite the disappointing results for 1996, our cash flow remains strong going into the new year, as our year-end debt level will be up only about $1 million from last year, despite the investment of approximately $4 million in capital expenditures, the distribution to shareholders of almost $3 million in common and preferred dividends and the consummation of an acquisition which added over $1 million in debt to the balance sheet."

         Mr. Lemmon continued, "We are excited about having Harry Holiday on board as our new chief operating officer and look forward to his positive contributions. Furthermore, our belief in favorable prospects for fiscal 1997 remains unchanged. Two significant new customers are scheduled to come on stream in our motor businesses during the first half of fiscal 1997, we see better prospects in our specialized equipment businesses, and we expect increased demand in our other businesses. The lower material costs and overhead rates, while having a negative effect on 1996 results, do bode well for 1997. In addition, we will key incentive compensation for our operating unit management to attaining budgeted results. Based on these factors, we believe that 1997 will represent a large step forward in bringing Owosso's profitability back toward historical levels. We recognize that such a change in results needs to occur, and that it is necessary to show continued improvement throughout 1997. We believe we have positioned ourselves to go into the new year and achieve just that."

         Owosso expects to report its full year results on December 5, 1996.

         Owosso Corporation is a diversified manufacturer of engineered component products and specialized equipment, with manufacturing facilities in ten states. The Company sells its products nationwide.

                                      # # #

            To receive additional information on Owosso Corporation, via fax at no charge, dial 1-800-PRO-INFO and enter code 161.